Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	West Corporation [WSTC]

Date of Event Requiring Statement
(Month/Day/Year):	March 18, 2015

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Equity Fund VI Investors (West), L.P. (“THL West”), THL Equity Fund VI Investors (West) HL, L.P. (“THL West HL”) together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL West and THL West HL, (the “THL Funds”) as well as Putnam Investment Holdings, LLC (“Putnam”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

The reporting person is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and THL Equity Advisors VI, LLC, which in turn is the general partner of THL Equity VI, Parallel Fund VI, DT Fund VI, THL West, and THL West HL.  THL Advisors is attorney-in-fact of Putnam Investments, LLC, which is the managing member of Putnam, which in turn is the managing member of Putnam III.

More than 50% of the voting power for the election of directors of the Issuer is owned by a group comprised of the Reporting Persons, and other entities, including Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP, Quadrangle Capital Partners II-A LP, whose General Partner is Quadrangle GP Investors II LP whose General Partner is QCP GP Investors II LLC.

(2)  Represents shares of the Issuer sold by the following entities:  4,339,552 shares sold by THL Equity VI; 2,938,512 shares sold by Parallel Fund VI; 513,299 shares sold by DT Fund VI; 7,961 shares sold by THL Coinvestment; 22,148 shares sold by Putnam; 22,139 shares sold by Putnam III; 2,279,004 shares sold by THL West; and 348,605 shares sold by THL West HL.

(3)  Represents shares of the Issuer repurchased by Issuer from the following entities:  343,048 shares sold by THL Equity VI; 232,293 shares sold by Parallel Fund VI; 40,577 shares sold by DT Fund VI; 629 shares sold by THL Coinvestment; 1,751 shares sold by Putnam; 1,750 shares sold by Putnam III; 180,158 shares sold by THL West; and 27,558 shares sold by THL West HL.

(4) Each of the Reporting Persons disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

(5) This amount represents the per share proceeds of $29.596875 which is equal to the public offering price of $30.75 less underwriting discount of $1.153125.

(6) This amount represents the per share proceeds of $29.596875.